Exhibit 99.1

                           [TERRESTAR NETWORKS LOGO]

          TerreStar Canada Files Industry Canada Application to Modify
                          Satellite In-Orbit Milestone

Reston, VA, June 14, 2007 - TerreStar Networks Inc. (TerreStar), a majority owned subsidiary of Motient Corporation (MNCP), today announced that its Canadian partner, TerreStar Canada, filed a request on June 10, 2007 with Industry Canada to extend its last remaining milestone date for the TerreStar-1 satellite. TerreStar Canada is seeking the extension to accommodate manufacture and delivery issues experienced by satellite manufacturer, Space Systems/Loral, Inc. as more fully described in the press release issued by TerreStar Networks on May 25, 2007. TerreStar Canada's request for an extension tracks the request filed by TerreStar with the FCC on Friday, June 8.

TerreStar expects to meet its in-service milestone of November 2008 and with TerreStar Canada bring online North America's first 4G integrated mobile satellite and terrestrial communications network.

About TerreStar Networks (Canada) Inc.

TerreStar Canada is a Canadian company owned by TMI Communications and Company, Limited Partnership and TerreStar Networks Inc. TerreStar Canada is developing the first 4G integrated mobile satellite and terrestrial communications network in Canada that will offer integrated mobile voice, video and data communications.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a subsidiary of Motient Corporation, plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company's website at www.motient.com.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. Motient assumes no obligation to update or supplement such forward-looking statements.

For more information:

TerreStar Media Relations
-------------------------
Andrew Krejci
TerreStar Networks Inc.
703.483.7856
andrew.krejci@terrestar.com
---------------------------